Filed pursuant to Rule 424(b)(3)
                                                         Reg. No. 333-96311

Prospectus Supplement No. 5
(To Prospectus dated June 2, 2000)

                                 eTOYS INC.
         6.25 % CONVERTIBLE SUBORDINATED NOTES DUE DECEMBER 1, 2004

         This prospectus supplement supplements and amends the prospectus dated June 2, 2000 relating to the 6.25% Convertible Subordinated Notes Due December 1, 2004 of eToys Inc. and the shares of eToys Inc. common stock, par value $.0001 per share, issuable upon conversion of the convertible notes.

         The table on pages 39 through 40 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of convertible notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus (as supplemented and amended). This prospectus supplement amends and supplements the information contained in the table under the section entitled "Selling Securityholders" as set forth below:


                                       Principal Amount
                                           of Notes
                                         Beneficially        Percent of Total        Common Stock           Common Stock to
                                           Owned and            Outstanding       Owned Prior to the         be Registered
"Name                                   Offered Hereby             Notes             Note Offering             Hereby(1)
-----                                  ----------------           -------           ---------------           -----------

Alta Partners Holdings, LDC                  $1,200,000             *                     None                16,238

Credit Research & Trading LLC                 6,645,000           22.6%                   None                89,922

Fidelity Fixed-Income Trust:
  Fidelity High Income Fund(3)                1,070,000             *                     None                14,479

Fidelity Management Trust Company
  on behalf of accounts managed by it(4)      2,660,000            1.8%                   None                35,995

Fir Tree Institutional Value Fund, L.P.      13,643,025            9.1%                   None               184,617

Fir Tree Value Fund, L.P.                    37,007,225           24.7%                   None               500,781

Fir Tree Value Partners, LDC                  3,774,750            2.5%                   None                51,079

Goldman Sachs and Company                     1,250,000             *                     None                16,915

Van Kampen Harbor Fund                        6,000,000            4.0%                   None                81,193

---------------
*    less than one percent.

(1) The shares of common stock to be registered are calculated on an "as converted" basis using the conversion rate described on the front cover page of this prospectus.

(3) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment
     Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co.
     is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of June 30, 2000.

(4) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. The holdings are as of June 30, 2000."


     The prospectus, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the common stock issuable upon conversion of the convertible notes. All references in the prospectus to "this prospectus" are amended to read "this prospectus (as supplemented and amended)."

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus supplement No. 5 is November 13, 2000.